Exhibit (d)(34)(ii)

EQ ADVISORS TRUST

REVISED FORM OF AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of June 1, 2014 between AXA Equitable Funds Management Group, LLC, a limited liability company organized in the State of Delaware (“FMG LLC” or “Manager”) and EARNEST Partners, LLC , a Delaware limited liability company (“EARNEST” or “Adviser”).

WHEREAS, FMG LLC and EARNEST agree to modify the Investment Advisory Agreement, dated as August 1, 2012 (“Agreement”) as follows:

1. New Portfolio. FMG LLC hereby appoints EARNEST to serve as the Adviser to an Allocated Portion of the EQ/International Core PLUS Portfolio.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the EQ/Emerging Markets Equity PLUS Portfolio.

3. Duration of Agreement.

a.	Except as noted in subsection (b) below, with respect to the Portfolio specified in Appendix A to the Agreement (except as provided below), the Agreement will continue in effect for a 12 month period beyond August 31, 2014 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to the New Portfolio specified in Amendment No. 1, the Agreement will continue in effect for a period of two years beginning June 1, 2014 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		EARNEST PARTNERS, LLC

By:		By:
	Steven M. Joenk	Name:
	Chairman, Chief Executive Officer and President	Title:

APPENDIX A

TO

REVISED FORM OF AMENDMENT NO. 1 TO

INVESTMENT ADVISORY AGREEMENT

WITH

EARNEST PARTNERS, LLC

Portfolio	Annual Advisory Fee Rate**
EQ/Emerging Markets Equity PLUS Portfolio*	0.60% of the EARNEST Allocated Portion’s average daily net assets up to and including $100 million and 0.55% of the EARNEST Allocated Portion’s average daily net assets in excess of $100 million.

EQ/International Core PLUS Portfolio*	0.60% of the EARNEST Allocated Portion’s average daily net assets up to and including $100 million and 0.55% of the EARNEST Allocated Portion’s average daily net assets in excess of $100 million.

*	Fee to be paid with respect to the Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “EARNEST Allocated Portion.”
**	The daily advisory fee for the EARNEST Allocated Portion is calculated by multiplying the aggregate net assets of the Earnest Allocated Portion at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.